UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20509

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

May 20, 2013

Date of Report

(Date of Earliest Event Reported)

GEO POINT RESOURCES, INC.

 (Exact name of registrant as specified in its charter)

Nevada	333-184578	45-5593622
(State or other jurisdiction of incorporation(	(Commission File No.)	(IRS Employer I.D. No.)

1421 East Pomona Street

Santa Ana, California 92705

 (Address of principal executive offices)

(714) 665-8777

Registrant's telephone number

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Effective on the opening of business on May 20, 2013 (the “Effective Date”), the Company effected a 1-for-30 reverse stock split of its issued and outstanding shares of common stock, par value $0.001, pursuant to which each 30 shares of the Company’s common stock were converted automatically into one share of the Company’s common stock (the “Reverse Split”).  No fractional shares were issued in connection with the Reverse Split, and any fractional shares were rounded up to the next whole share.  The Reverse Split resolutions indicated that no stockholder’s holdings, on a per stockholder of record basis (and each beneficial stockholder whose shares are held in the Depository Trust Company [the “DTC”]), on a per stockholder of record basis), would be reduced to less than 100 shares; no stockholder of record or beneficially owning stockholder owning less than 100 shares prior to the Reverse Split will be effected by the Reverse Split.  DTC beneficial holders who are entitled to have their aggregate holdings rounded up to 100 shares have 30 days in which to notify the Company and its transfer agent and provide information confirming that their aggregate ownership of the Company’s common stock was reduced to below 100 shares, in order to get the additional rounding shares.  Upon the Effective Date, each certificate representing pre-Reverse Split shares will be deemed for all corporate purposes to evidence ownership of post-Reverse Split shares.  Holders of pre-Reverse Split shares may surrender to the Company’s transfer agent certificates representing pre-Reverse Split shares in exchange for certificates representing post-Reverse Split shares, though no mandatory exchange of certificates will be required.  The contact information for the Company’s transfer agent is: Interwest Transfer Co., Inc., 1981 Murray Holladay Road, Salt Lake City, Utah 84117; Telephone: (801) 272-9294. All shares required for rounding will come from the shares of a contributing stockholder, estimated to be approximately 4,142 shares, excluding shares required for rounding DTC held shares.  A Certificate regarding the Reverse Split was filed with the Secretary of State of Nevada under Section 78.209 of the Nevada Revised Business Corporation Act; see Item 9.01.

Item 9.01 Financial Statements and Exhibits.

(d)

Exhibit No.

Exhibit Description

3.1

Certificate of Change Pursuant to Nevada Revised Statute Section 78.209

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

GEO POINT RESOURCES, INC., a Nevada

corporation

Date:  May 20, 2013

/s/ William C. Lachmar

William C. Lachmar, President